Exhibit 10.3

SEPARATION AND TRANSITION AGREEMENT

This Separation and Transition Agreement (“this Agreement”) is made and entered into by and among Lydall, Inc. (the “Company”), on the one hand, and Dale G. Barnhart (“Barnhart”) on the other hand (collectively, the “Parties”) is dated October 11, 2019 and effective as of November 18, 2019 (the “Effective Date”).

1.                  Transition of Service. As of the Effective Date, Barnhart resigns as President and Chief Executive Officer of the Company; however, the Company has asked Barnhart, and Barnhart has agreed, to continue his employment in a new capacity through the conclusion of a transition period (the “Transition Period”), as described in Section 2 below. Barnhart’s final day of employment at the conclusion of the Transition Period shall be December 31, 2019 (the “Separation Date”).

a.                   This Agreement confirms Barnhart’s voluntary irrevocable resignation as President and Chief Executive Officer of the Company and as a member of the Board of Directors, and from any and all other executive and director positions he holds with the Company and any and all of the Company’s subsidiaries and other affiliates (the “Other Positions”), which resignation shall become effective on the Effective Date. The Company hereby agrees to waive any requirement of written notice as otherwise required under the Executive Employment Agreement between Barnhart and the Company dated July 2007 (the “Employment Agreement”).

b.                  Prior to the commencement of the Transition Period, Barnhart shall continue to serve in his positions as President and Chief Executive Officer of the Company, as well as in the Other Positions, under the terms and conditions of the Employment Agreement. Notwithstanding the immediately preceding sentence or any other provision hereof, the Board may reassign and delegate any or all of Barnhart’s responsibilities to one or more other individuals (each, an “Interim Delegate”), to be performed by him or her in lieu of by Barnhart. For the avoidance of doubt, neither such a reassignment or delegation of a responsibility to an Interim Delegate, nor any performance thereof by such Interim Delegate, shall constitute a termination for Good Reason (as defined in Section 1.6 of the Employment Agreement) under Section 4.4 of the Employment Agreement.

c.                   The Company shall reimburse Barnhart his actual attorney fees incurred in negotiation of this Agreement, not to exceed $10,000.

2.                  Transition Period. In exchange for the mutual covenants in this Agreement, the Company agrees to employ Barnhart during the Transition Period on the following terms and conditions:

a.                   Barnhart shall serve as Senior Advisor to the Board of Directors of the Company (“Senior Advisor”) during the period starting from the Effective Date through December 31, 2019. The Company will employ Barnhart on an at-will basis during the Transition Period. Accordingly, Barnhart understands that, during the Transition Period, either the Company or Barnhart may terminate Barnhart’s employment at any time, for any or no reason, with or without prior notice; provided, however, that Barnhart will receive in one lump sum the remaining compensation he would have received pursuant to Section 2(c) as if the Transition Period would have continued to the full term.

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b.                  During the Transition Period, Barnhart shall report directly to the Board of Directors and perform those services for the Company as directed by the Chairman of the Board. On or before the Separation Date, Barnhart shall return to the Company all confidential or proprietary information in his possession, in whatever medium that information exists, and not retain any such information thereafter except upon permission of the Company’s General Counsel. Additionally, Barnhart shall assist the Company with the transfer of information, job responsibilities and business strategy, communications with employees and customers, and other transition-related tasks as requested by the Company.

c.                   The Company will continue to pay Barnhart at his current base salary, less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practice, while he is employed during the Transition Period. The Company will continue Barnhart’s participation in the Company’s benefit plans during the Transition Period, under the same terms and conditions as he currently is participating, while he is employed during the Transition Period.

d.                  The Company shall pay Barnhart a separation bonus in the amount of $629,300 (which is equal to his target level bonus payout for 2019 calculated in accordance with the Company’s 2019 Annual Incentive Performance (“AIP”) Program), to be paid in one (1) lump-sum payment, less applicable withholdings, in the last paycheck of 2019.

e.                   During the Transition Period, all equity currently granted to him shall continue to vest through the Separation Date. Any shares or options not vested as of the Separation Date will be terminated, and Barnhart hereby confirms said unvested shares/options will be surrendered, canceled and forfeited to the Company and returned to the Company’s applicable stock incentive plan(s).

f.                    During the Transition Period, the Company will continue to provide all benefits and prerequisites currently provided to Barnhart (including, but not limited to, an automobile allowance and gas card) in accordance with Company policy. Barnhart will also have access, during the Transition Period, access to administrative support and office space at one or more of the Company’s facilities.

g.                  During the Transition Period, upon presentation of appropriate receipts, the Company shall reimburse Barnhart for all documented, out-of-pocket expenses Barnhart incurs in the performance of Barnhart’s duties as Senior Advisor to the Board of Directors, including but not limited to expenses Barnhart incurs when traveling on Company business when requested by the Board, the CEO or an Interim Delegate to do so.

h.                  The Company and Barnhart agree that, as of the Effective Date, the Employment Agreement shall be null and void and that this Agreement establishes the terms of his employment during the Transition Period and the terms of his transition from the Company. For the avoidance of doubt, Barnhart shall no longer be eligible to receive any benefits described in Section 3 (Compensation and Benefits) of the Employment Agreement.

i.                    Following the termination or expiration of the Transition Period (and during the Transition Period as to any responsibility reassigned and delegated to an Interim Delegate as contemplated by Section 1(c)), Barnhart shall not hold himself out as an officer, director, executive, employee, leased employee, temporary employee, agent or other representative of the Company.

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Barnhart acknowledges and agrees that the offer of the Transition Period is not otherwise due to Barnhart under any Company employment agreement (oral or written) or policy or practice, and is not intended to and shall not constitute a severance plan, and shall confer no benefit on anyone other than the Parties. Barnhart further acknowledges that, except for the specific financial consideration set forth herein and benefits to which he is otherwise entitled under the Company’s benefit plans, he is not entitled to any other compensation including, without limitation, wages, bonuses, vacation pay, holiday pay or any other form of compensation or benefit.

3.                  Consulting Term and Compensation. Following the Separation Date, Barnhart shall serve as Senior Consultant to the Company for a period of three (3) months after the Separation Date (the “Consulting Term”), ending on March 31, 2020. The Company will engage Barnhart on an at-will, consultancy basis during the Consulting Term. Accordingly, Barnhart understands that, during the Consulting Term, either the Company or Barnhart may terminate Barnhart’s engagement as Senior Consultant at any time, for any or no reason, with or without prior notice.

a.                  As Senior Consultant, and on an as-needed basis upon reasonable notice from the Company, Barnhart shall provide transition and other related consultancy services to the Company during the Consulting Term in order to assist in providing an effective transition of Barnhart’s responsibilities to Barnhart’s successor as President and Chief Executive Officer. Barnhart shall advise the Board, Barnhart’s successor and any Interim Delegate or Interim Delegates on matters involving Company strategy, mergers and acquisitions, organizational considerations and other matters as are specified by the Board. Barnhart shall diligently and competently perform such services and use all reasonable efforts in connection with the performance of such services.

b.                  Barnhart and the Company agree that, during the Consulting Term, the anticipated level of all services that Barnhart may perform for the Company as Senior Consultant shall not be in excess of an average of twenty (20) hours per week.

c.                  During the Consulting Term, upon presentation of appropriate receipts, the Company shall reimburse Barnhart for all documented, out-of-pocket expenses Barnhart incurs in the performance of Barnhart’s duties as Senior Consultant, including but not limited to expenses Barnhart incurs when traveling on Company business when requested by the Board, the CEO or an Interim Delegate to do so.

d.                  During the Consulting Term and following the termination or expiration of the Consulting Term, Barnhart shall not hold himself out as an officer, director, executive, employee, leased employee, temporary employee, agent or other representative of the Company.

e.                  In consideration of Barnhart’s compliance with the terms hereof, and as compensation for Barnhart’s service as Senior Consultant within the timeframe provided therein, the Company shall provide Barnhart the following payments (the “Consulting Term Compensation”). As compensation for Barnhart’s services as Senior Consultant during the Consulting Term, the Company shall pay Barnhart an advisory fee in the amount of $60,775 per month, less applicable taxes and withholdings (if any). For the avoidance of doubt, Barnhart shall be entitled to no additional compensation for Barnhart’s services following the Separation Date except as set forth in this section.

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4.                  Waiver and Release.

a.                   Barnhart expressly acknowledges and agrees that: (a) neither this Agreement nor the Parties’ performance hereunder constitutes a termination without “Cause” by the Company or “Good Reason” by Barnhart under any agreement between Barnhart and the Company (including but not limited to Section 5.3 or Section 6(a) of the Employment Agreement) or any Company policy or plan applicable to Barnhart; (b) Barnhart expressly waives and releases any right or claim by Barnhart or on Barnhart’s behalf that this Agreement or the Parties’ performance hereunder: (i) constitutes a termination without “Cause” by the Company or “Good Reason” by Barnhart under any agreement between Barnhart and the Company or any other Company policy or plan, or (ii) entitles Barnhart to any form of severance payment or benefit under any agreement between Barnhart and the Company (including but not limited to the payments and benefits described in Sections 8 or 9 of the Employment Agreement) or any other Company policy or plan (collectively, “Severance Compensation”); and (c) Barnhart’s waiver and release described in the preceding subsection (b) constitutes an appropriate waiver and/or modification by the Party entitled to the benefits of the waived term or provision, as permitted by Section 13.7 of the Employment Agreement. This release includes waivable claims relating to the Severance Compensation under state or federal law relating to wage payments, and under state or federal common law (e.g., breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, misrepresentation, deceit or fraud), but excludes any claims that Barnhart cannot waive by operation of law, and any claims related to a breach of this Agreement.

b.                  The Company’s obligation to provide the payments set forth in Section 2(d), is subject to the Barnhart’s execution without revocation of a valid release in substantially the form attached to this Agreement as Exhibit A (the “Release”).

5.                  Restrictive Covenants. In connection with Barnhart’s continued employment with the Company and his transition to the Senior Advisor role and in exchange for the benefits described herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Barnhart expressly acknowledges and agrees that certain restrictions on his activities are necessary to protect the goodwill, confidential information and other legitimate interests of the Company and its affiliates. Accordingly, as of the Effective Date, Barnhart agrees as follows:

a.                   During Executive’s employment, the Consultancy Term and for a period of one (1) year following the end of the Consultancy Term (the “Restricted Period”), Barnhart shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, coventurer or otherwise, compete with the business of the Company or any of its affiliates anywhere in the world where the Company or any of its affiliates is doing business or undertake any planning for competition with the Company or any of its affiliates. Specifically, but without limiting the foregoing, Barnhart agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its affiliates as conducted or under consideration at any time during Barnhart’s employment (including, but not limited, the Transition Period and the Consultancy Term) or to provide services in any capacity to a competitor of the Company or any of its affiliates. The business of the Company and its affiliates is the business of the Products. The foregoing condition, however, shall not fail to be met solely due to Barnhart’s passive ownership of less than five (5%) percent of the equity securities of any publicly traded company. For purposes of this Agreement, “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its affiliates, together with all services provided or planned by the Company or any of its affiliates, during Barnhart’s employment (including, but not limited, the Transition Period and the Consultancy Term).

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b.                  During the Restricted Period, and excluding any activities undertaken on behalf of the Company or any of its affiliates in the course of his duties, he will not directly or indirectly solicit or encourage any customer of the Company or any of its affiliates to terminate or diminish its relationship with the Company or any of its affiliates; or directly or indirectly solicit or encourage any customer or potential customer of the Company or any of its affiliates to conduct with any person any business or activity which such customer or potential customer conducts or could conduct with the Company or any of its affiliates.

c.                   During the Restricted Period, and excluding any activities undertaken on behalf of the Company or any of its affiliates in the course of his duties, he will not, directly or indirectly, solicit, induce, encourage or attempt to solicit, induce, or encourage, any such employee, independent contractor or agent to terminate or diminish his/her/its relationship with the Company or any of its affiliates.

d.                  Barnhart acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 5. Barnhart agrees that those restraints are necessary for the reasonable and proper protection of the Company and its affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

e.                   Barnhart acknowledges that, were he to breach any of the covenants contained in this Section 5, the damage to the Company and its affiliates would be irreparable. Barnhart therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Barnhart of any of said covenants, without having to post bond. The prevailing party in any such action for injunctive relief shall be entitled to an award of his or its reasonable attorneys’ fees incurred in enforcing his or its rights under this Agreement. Should the court find or hold that Barnhart has violated any of such covenants, then within ten (10) business days of his receipt of a written demand by the Board, Barnhart shall be required to repay the Company one hundred (100%) percent of the monetary value of the amounts paid pursuant to Section 2(d) of this Agreement.

f.                    The restrictions and covenants set forth in this Section 5 shall be in addition to, and not in lieu of, any confidentiality, proprietary information, inventions or other agreements which Barnhart has entered into, or hereafter enters into, in connection with his employment or service as a director or advisor of the Company, which are incorporated herein by reference and shall survive the execution and delivery of this Agreement. Notwithstanding the above, Barnhart acknowledges and agrees that, upon the Effective Date, this Section 5 supersedes and replaces the restrictions in of the Employment Agreement. To the extent applicable, Barnhart further acknowledges and agrees that this Section 5 constitutes an appropriate modification and notice thereof as permitted by Sections 13.3 and 13.7 of the Employment Agreement.

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6.                  Return of Company Property. Prior to the conclusion of the Transition Period (or earlier as requested by the Company), Barnhart shall return to the Company, and shall not retain in his possession without the express permission of the General Counsel, any Company property, including business records, business documents, or any other materials or property relating to the Company, whether on computer or hard copy, and all copies thereof. Barnhart acknowledges that all such Company property is and shall remain the exclusive property of the Company. Barnhart will be permitted to retain his personal computer and mobile devices, provided that he first makes them available to the Company so that confidential and proprietary information can be removed.

7.                  Cooperation. Barnhart agrees to cooperate fully with the Company in connection with any matter or event relating to Barnhart’s employment or events that occurred during Barnhart’s employment or other engagement to provide advisory services (including but not limited to the Transition Period and the Consultancy Term), including but not limited to (a) cooperating in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its affiliates and its and their officers and employees; (b) being available, upon reasonable notice to meet with the Company regarding matters in which Barnhart has been involved, including any contract matters or audits; (c) preparing for, attending and participating in any legal proceeding including, without limitation, depositions, consultation, discovery or trial; (d) providing affidavits and/or acting as a witness in connection with respect to any litigation or other legal proceeding affecting the Company; (e) assisting with any audit, inspection, proceeding or other inquiry. The Company will reimburse Barnhart for all reasonable documented, out-of-pocket expenses he incurs in providing such cooperation to the Company. Barnhart agrees that should Barnhart be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, Barnhart shall promptly notify the Chairman of the Board prior to the Separation Date. In the event that Barnhart receives an order, subpoena, request, or demand for disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information from any court or governmental agency, or from a party to any litigation or administrative proceeding, Barnhart shall notify the Company of same as soon as reasonably possible and prior to disclosure, in order to provide the Company with the opportunity to assert its respective interests in addressing or opposing such order, subpoena, request, or demand. Notwithstanding anything in this agreement to the contrary, Barnhart and the Company agree that the obligations imposed upon him under this section shall survive the termination or expiration of the Transition Period and the Consultancy Term.

8.                  Acknowledgments. The Parties expressly acknowledge and agree to the following: (a) the payment made under Section 2(d) above represents material consideration for Barnhart’s undertakings and obligations under this Agreement; (b) except as set forth herein, Barnhart is not entitled to and shall not receive any additional payments or benefits of any kind from the Company, and shall not accrue additional benefits under any of the Company’s applicable employee benefit plans; and (c) Barnhart has been or will be paid all compensation to which he was otherwise entitled by the Company prior to or simultaneously with the Separation Date, and there are no additional wages or other compensation due and owing to Barnhart after the Separation Date, except as expressly provided in this Agreement (including the Consultancy Term Compensation).

9.                  Non-Disparagement. Neither Barnhart nor the Company (via any authorized public statement) shall and the Company’s officers or directors shall not, during the Transition Period with the Company, nor following the Transition Period for any reason, publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning (i) by Barnhart: the Company, or any of its subsidiaries or affiliates or any of their shareholders, directors, officers, employees or agents or (ii) by the Company, any officer or director: Barnhart. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. The parties agree that the terms of this Section 9 shall survive the term of this Agreement and the Termination Period.

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10.               Confidentiality; No Disclosures. Barnhart agrees not to disclose to anyone, other than his immediate family, accountant and attorney, the circumstances surrounding this Agreement or its terms, conditions or negotiation, and then only upon their express agreement not to disclose such subject matter to another person, except as required or permitted by law (in which case, Barnhart shall, to the extent practicable, notify the Company of such before making any such disclosure).

11.               Non-Admission of Liability. This Agreement is not, and shall not in any way be construed as an admission by either Party that it has acted wrongfully with respect to the other or any other person, or that such has any rights whatsoever against the other, except as set forth herein.

12.               No Modification. No waiver or modification of this Agreement or any term hereof shall be binding unless it is in writing and signed by the Parties hereto or their expressly authorized representatives. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

13.               Rule of Ambiguities; Severability. It is agreed and understood that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language in this Agreement is found or claimed to be ambiguous, each Party shall have the same opportunity to present evidence as to the actual intent of the Parties with respect to any such purportedly ambiguous language, without any inference or presumption being drawn against the purported drafter. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected. In the event that any of the provisions with respect to confidentiality, non-competition and/or non-solicitation as set forth in this Agreement are not enforceable in accordance with their terms, Barnhart and the Company agree that such provisions shall be reformed to make them enforceable in the manner which provides the Company with the maximum rights and protections permitted by law.

14.               Governing Law; Venue and Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of Connecticut, without giving effect to conflict of law principles. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in the State of Connecticut, and the parties hereby expressly submit to the jurisdiction and venue of any such court and hereby waive any defense based on a lack of jurisdiction.

15.               Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both Parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Barnhart are personal and shall not be assigned by Barnhart.

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16.               Entire Agreement. This Agreement, along with the other specific agreements that are expressly incorporated herein by reference and stated as surviving the signing of this Agreement, supersedes any and all prior or contemporaneous oral and written agreements between Barnhart and the Company, and set forth the entire agreement between the Parties with regard to the matters described herein.

17.               Captions. The captions of the paragraphs of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

18.               Voluntary Execution. The Parties hereby acknowledge that they have read and understand this Agreement, that they have affixed their signature hereto voluntarily and without coercion, and that their agreement to the terms contained herein is knowing, conscious and with full appreciation of the meaning of such terms. Barnhart shall have the Review Period to consider whether to execute this Agreement. If Barnhart does not sign and return this Agreement to the Company within the Review Period, this Agreement automatically shall terminate and be withdrawn.

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This Agreement may be executed in counterparts, which together shall be effective as if they were a single document. Signatures of this Agreement transmitted by e-mail or facsimile copy shall have the same force and effect as original signatures.

LYDALL, INC.

By:	/S/ Marc T. Giles	October 11, 2019
	Marc T. Giles	Date
Chairman of the Board

	/S/ Dale G. Barnhart	October 11, 2019
	DALE G. BARNHART	Date

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EXHIBIT A

TERMINATION, VOLUNTARY RELEASE AND WAIVER OF RIGHTS AGREEMENT

I, Dale G. Barnhart, unqualifiedly accept and agree to the relinquishment of my title, responsibilities and obligations as an employee of Lydall, Inc. (“the Company”), and concurrently and unconditionally agree to sever my relationship as an employee of the Company, in consideration for the voluntary payment to me by the Company of the separation benefits set forth in the Separation and Termination Agreement dated as of October 11, 2019 and effective as of November 18, 2019, by and between me and the Company (the “Separation Agreement”), which is made a part hereof.

1.       In exchange for this consideration, which I understand that the Company is not otherwise obligated to provide to me, I voluntarily agree to waive and forego any and all claims, rights, interests, covenants, contracts, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees or other expenses, accounts, judgments, fines, fees, losses and liabilities, of any kind, nature or description, in law, equity or otherwise (collectively, “Claims”) that I may have against the Company and to release the Company and their respective affiliates, subsidiaries, officers, directors, employees, representatives, agents, successors and assigns (hereinafter collectively referred to as “Releasees”) from any obligations any of them may owe to me, accepting the aforestated consideration as full settlement of any monies or obligations owed to me by Releasees that may have arisen at any time prior to the date of my execution of this Termination, Voluntary Release and Waiver of Rights Agreement (the “Agreement”), except as specifically provided below in the following paragraph number 2.

2.       I do not waive, nor has the Company asked me to waive, any rights arising exclusively under the Fair Labor Standards Act, except as such waiver may henceforth be made in a manner provided by law. I do not waive, nor has the Company asked me to waive, any vested benefits that I may have or that I may have derived from the course of my employment with the Company. I understand that such vested benefits will be subject to and administered in accordance with the established and usual terms governing same. I do not waive any rights which may in the future, after the execution of this Agreement, arise exclusively from a substantial breach by the Company of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement.

3.       Except as set forth in paragraph 2, I do fully, irrevocably and forever waive, relinquish and agree to forego any and all Claims whatsoever, whether known or unknown, that I may have or may hereafter have against the Releasees or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to my employment with the Company and the cessation thereof and all matters arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., all as amended, or under any other laws, ordinances, executive orders, regulations or administrative or judicial case law arising under the statutory or common laws of the United States, the State of Connecticut or any other applicable county or municipal ordinance.

4.       As a material inducement to the Company to enter into this Agreement, I, the undersigned, recognize that I may have been privy to certain confidential, proprietary and trade secret information of the Company which, if known to third parties, could be used in a manner that would reduce the value of the Company for its shareholders. In order to reduce the risk of that happening, I, the undersigned, agree that for a period of one (1) year after termination of employment, I, the undersigned, will not, directly or indirectly, assist, or be part of or have any involvement in, any effort to acquire control of the Company through the acquisition of its stock or substantially all of its assets, without the prior consent of the Board of Directors of the Company. This provision shall not prevent the undersigned from owning up to not more than one percent (1%) of the outstanding publicly traded stock of any company.

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5.       I further acknowledge pursuant to the Older Worker’s Benefit Protection Act (29 U.S.C. § 626(f)), I expressly agree that the following statements are true:

a.       The payment of the consideration described in Section 2 of the Separation Agreement is in addition to the standard employee benefits and anything else of value which the Company owes me in connection with my employment with the Company or the separation of employment.

b.       I have twenty-one days days from date of receipt to consider and sign this agreement. If I choose to sign this Agreement before the end of the twenty-one day period, that decision is completely voluntary and has not been forced on me by the Company.

c.       I will have seven (7) days after signing the Agreement in which to revoke it, and the Agreement will not become effective or enforceable until the end of those seven (7) days.

d.       I am now being advised in writing to consult an attorney before signing this Agreement.

I acknowledge that I have been given sufficient time to freely consult with an attorney or counselor of my own choosing and that I knowingly and voluntarily execute this Agreement, after bargaining over the terms hereof, with knowledge of the consequences made clear, and with the genuine intent to release claims without threats, duress, or coercion on the part of the Company. I do so understanding and acknowledging the significance of such waiver.

6.       Further, in view of the above-referenced consideration voluntarily provided to me by the Company, after due deliberation, I agree to waive any right to further litigation or claim against any or all of the Releasees except as specifically provided in paragraph number 2 above. I hereby agree to indemnify and hold harmless the Releasees and their respective agents or representatives from and against any and all losses, costs, damages or expenses, including, without limitation, attorneys fees incurred by said parties, or any of them, arising out of any breach of this Agreement by me or by any person acting on my behalf, or the fact that any representation made herein by the undersigned was false when made.

7.       As a material inducement to the Company to enter into this Agreement, I, the undersigned, understand and agree that if I should fail to comply with the conditions hereof or to carry out the agreement set forth herein, all amounts previously paid under this Agreement shall be immediately forfeited to the Company and that the right or claim to further payments and/or benefits hereunder would likewise be forfeited.

8.       As a further material inducement to the Company to enter into this Agreement, the undersigned provides as follows:

First. I represent that I have not filed any complaints or charges against the Company, or any of the Releasees relating to the relinquishment of my former titles and responsibilities at the Company or the terms of my employment with the Company and that if any agency or court assumes jurisdiction of any complaint or charge against the Company or any of the Releasees on behalf of me concerning my employment with the Company, I understand and agrees that I have, by my knowing and willing execution of this Agreement waived my rights to any form of recovery or relief against the Company, or any of the Releasees, including but not limited to, attorney’s fees. Provided, however, that this provision shall not preclude the undersigned from pursuing appropriate legal relief against the Company for redress of a substantial breach of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement.

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Second. I acknowledge and understand that the consideration for this release shall not be in any way construed as an admission by the Company or any of the Releasees of any improper acts or any improper employment decisions, and that the Company, specifically disclaims any liability on the part of itself, the Releasees, and their respective agents, employees, representatives, successors or assigns in this regard.

Third. I acknowledge and agree that this Agreement shall be binding upon me, upon the Company, and upon our respective administrators, representatives, executives, successors, heirs and assigns and shall inure to the benefit of said parties and each of them.

Fourth. I represent, understand and agree that this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof, except for the confidentiality and non-competition agreement previously executed by me, the terms of which retain their full force and effect, and which are in no way limited or curtailed by this Agreement.

Fifth. Modification. This Agreement may not be altered or changed except by an agreement in writing that has been properly executed by the party against whom any waiver, change, modification or discharge is sought.

Sixth. Severability. All provisions and terms of this Agreement are severable. The invalidity or unenforceability of any particular provision(s) or term(s) of this Agreement shall not affect the validity or enforceability of the other provisions and such other provisions shall be enforceable in law or equity in all respects as if such particular invalid or unenforceable provision(s) or term(s) were omitted. Notwithstanding the foregoing, the language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

Seventh. Mutual No Disparagement. The Company and undersigned affirm their respective rights and obligations pursuant to Section 9 of the Separation Agreement.

Eighth. Confidentiality. The Company and the undersigned agree to refrain from disclosing to third parties and to keep strictly confidential all details of this Agreement and any and all information relating to its negotiation, except as necessary to each party’s accountants or attorneys.

Ninth. Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated by the Company and all further payment obligations of the Company will cease, if: (a) the undersigned is terminated for “Cause” prior to the undersigned’s separation date; or (b) facts are discovered after the undersigned’s separation date that would have supported a termination for “Cause” had such facts been discovered prior to the undersigned’s separation date.

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AFFIRMATION OF RELEASOR

I, Dale G. Barnhart, warrant that I am competent to execute this Termination, Voluntary Release and Waiver of Rights Agreement and that I accept full responsibility thereof.

I, Dale G. Barnhart, warrant that I have had the opportunity to consult with an attorney of my choosing with respect to this matter and the consequences of my executing this Termination, Voluntary Release and Waiver of Rights Agreement.

I, Dale G. Barnhart, have read this Termination, Voluntary Release and Waiver of Rights Agreement carefully and I fully understand its terms. I execute this document voluntarily with full and complete knowledge of its significance.

Executed this       day of             , 2020 at                       .

DALE G. BARNHART

STATE OF	)

	)	SS:
COUNTY OF	)

Subscribed and sworn to before me, a Notary Public in and for said County and State, this day of             , 2020 under the pains and penalties of perjury.

, Notary Public

My Commission Expires:

County of Residence:

Barnhart – Separation and Transition Agreement (2019)	13